Exhibit 5.1

[Letterhead of McDermott Will & Emery LLP]

June 9, 2009

WABCO Holdings Inc.

Chaussee de Wavre, 1789

1160 Brussels, Belgium

One Centennial Ave., P.O. Box 6820

Piscataway, NJ 08855-6820

Re:	WABCO Holdings Inc. 2009 Omnibus Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for WABCO Holdings Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933 (the “Securities Act”), as amended, of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Plan, and the related Junior Participating Cumulative Preferred Stock Purchase Rights, which currently are attached to, and trade with, the Common Stock.

We have examined or considered:

1.	A copy of the Company’s Amended and Restated Certificate of Incorporation.
2.	A copy of the Company’s Amended and Restated By-Laws.
3.	A copy of minutes of the meeting of the Board of Directors of the Company.
4.	Certified resolutions of the Board of Directors of the Company relating to the Plan.
5.	A copy of the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the related Common Stock, upon issuance pursuant to the terms of the Plan, and the related Junior Participating Cumulative Preferred Stock Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP